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                                                                   Exhibit 99.3

FOR RELEASE: Immediately

Contact:
Richard K. Arter           Investor Relations           941-362-1200
Richard J. Dobbyn          Chief Financial Officer      941-362-1200

 SUN HYDRAULICS CORPORATION REPORTS $0.31 EARNINGS PER SHARE FOR THIRD QUARTER
           SETTLEMENT OF INSURANCE CLAIM CONTRIBUTES TO EARNINGS RISE

SARASOTA, FLA, November 13, 1998 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced net sales were $17.7 million for the quarter ended September 30, 1998, compared to $17.3 million for the quarter ended September 30, 1997. Net income for the quarter ended September 30,1998 was $2.0 million, or $0.31 per diluted share, compared to net income of $1.4 million, or $0.21 per diluted share, for the same quarter in 1997. The settlement of a business interruption insurance claim contributed approximately $0.17 per diluted share to net income. Without the insurance claim settlement, basic and diluted net income per share and would have been $0.15 and $0.14, respectively, for the third quarter of 1998.

For the nine months ended September 30, 1998, basic and diluted net income per share were $0.76 and $0.74, respectively. Net sales for the nine months ended September 30, 1998, increased 15.3% to $54.4 million, compared to $47.2 million in the first nine months of 1997. Net income for the nine months ended September 30, 1998, including the insurance claim settlement, increased 40.4% to $4.8 million, compared to $3.4 million in the first nine months of 1997.

As previously announced, third quarter earnings, disregarding the settlement of the insurance claim, fell below analyst expectations due to flat sales compared to the second quarter of 1998, a decline in productivity, lower manifold sales volume and increased material costs. Net sales were approximately the same as the second quarter of 1998.

"As I stated before, I'm obviously disappointed with our performance this past quarter," said Sun Hydraulics President Clyde Nixon. "We did not get the productivity we had anticipated out of the cartridge operation as we continued to work at improving our output. On the material cost side, we have experienced a steady rise in the prices we pay for purchased parts for our cartridge products and are actively reviewing our procurement procedures and evaluating our supplier base. We are concentrating on improving internal and external processes to yield parts with more consistent quality and improved cost structure, as well as allocating additional resources to our United States cartridge manufacturing operations to increase cartridge valve capacity.

"Manifold sales slowed in the third quarter and because manifolds typically yield a higher level of earnings contribution, this sales weakness contributed to the earnings shortfall," Nixon said. "We believe the lower manifold sales are indicative of a general slowdown in the hydraulic markets, a situation we will closely monitor. The National Fluid Power Association is predicting 1999 sales for the hydraulics industry to decline about 5%.

"Despite the soft markets, Sun Hydraulics is continuing to position itself for growth," Nixon concluded. "We are excited about our acquisition of Korea Fluid Power in September, and equally excited about the joint-venture company we are forming in China. Together with the expansion of our factory in England, the start-up of manifold manufacturing in Germany and our new cartridge products, especially our new solenoid valves, we believe that Sun Hydraulics is well positioned to grow in the screw-in cartridge valve and manifold markets."



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Sun Hydraulics is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for global industrial and mobile markets.

FORWARD-LOOKING INFORMATION

      Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (vi) the Company's ability timely to become Year 2000 ready, including the Company's ability to identify all critical systems that will be impacted by the Year 2000, the Company's ability, in a cost-efficient manner, to correct, upgrade or replace such systems, and the Year 2000 readiness of third parties with which the Company has material relationships; and (vii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, and "Business" in the Company's Form 10-K for the year ended December 31, 1997, and "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended September 30, 1998. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.



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
SUN HYDRAULICS CORPORATION - SEPTEMBER 30, 1998
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)


                                                         Three Months Ended
                                                            September 30,
                                                             (unaudited)
                                                         1998           1997
                                                         ----           ----

Net sales                                             $17,664        $17,301
Cost of sales                                          13,132         11,842
Gross profit                                            4,532          5,459
Selling, engineering and
 administrative expenses                                2,864          3,018
Operating income                                        1,668          2,441
Interest expense                                          216            285
Miscellaneous (income) expense                         (1,586)            27
Income before income taxes                              3,038          2,129
Income tax provision                                    1,015            777
Net income                                            $ 2,023         $1,352
Basic net income
   per common share                                       .32 *          .21
Basic weighted average shares outstanding               6,354          6,309
Diluted net income
   per common share                                       .31 *          .21
Diluted weighted average
   shares outstanding                                   6,560          6,499


* During the third quarter of 1998, the Company received a settlement of an insurance claim of $1,661, net of expenses, or $1,096, net of expenses and taxes. Basic and diluted earnings per share were $0.15 and $0.14, respectively, without this insurance claim.


                                                          Nine Months Ended
                                                            September 30,
                                                            (unaudited)
                                                         1998          1997
                                                         ----          ----

Net sales                                             $54,381       $47,176
Cost of sales                                          39,078        32,488
Gross profit                                           15,303        14,688
Selling, engineering and
 administrative expenses                                8,911         8,584
Operating income                                        6,392         6,104
Interest expense                                          707           653
Miscellaneous (income) expense                         (1,588)           41
Income before income taxes                              7,273         5,410
Income tax provision                                    2,430         1,961
Net income                                            $ 4,843       $ 3,449
Basic net income
   per common share                                       .76 **        .55
Basic weighted average shares outstanding               6,340         6,303
Diluted net income
   per common share                                       .74 **        .53
Diluted weighted average
   shares outstanding                                   6,561         6,487


** During the third quarter of 1998, the Company received a settlement of an insurance claim of $1,661, net of expenses, or $1,096, net of expenses and taxes. Basic and diluted earnings per share were $0.59 and $0.57, respectively, without this insurance claim.



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CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                              September 30,     December 31,
                                                                 1998              1997
                                                              (unaudited)
Assets
Current assets:
   Cash and cash equivalents                                    $ 1,474            $ 1,249
   Accounts receivable, net of allowance for
      doubtful accounts of $49 and $47                            6,109              4,558
   Inventories                                                    7,990              6,775
   Other current assets                                             907                932
        Total current assets                                     16,480             13,514
Property, plant and equipment, net                               42,957             39,789
Other assets                                                        689                 86
Total assets                                                    $60,126            $53,389

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                             $ 3,758            $ 2,847
   Accrued expenses and other liabilities                         2,440              2,174
   Long-term debt due within one year                             1,744              1,035
   Notes payable to related parties due within one year             702                757
   Dividends payable                                                254                221
   Income taxes payable                                           1,136                380
        Total current liabilities                                10,034              7,414
Long-term debt due after one year                                 6,724              6,620
Notes payable to related parties due after one year                 649              1,152
Deferred income taxes                                             3,217              3,203
        Total liabilities                                        20,624             18,389
Shareholders' equity:
   Preferred stock                                                   --                 --
   Common stock                                                       6                  6
   Capital in excess of par value                                24,386             24,163
   Retained earnings                                             14,813             10,732
   Equity adjustment for foreign currency translation               297                 99
        Total shareholders' equity                               39,502             35,000
Total liabilities and shareholders' equity                      $60,126            $53,389



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